Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of this 10th day of June, 2010, by and between Cancer Genetics, Inc., a Delaware corporation (the “Company”) and Louis J. Maione (the “Consultant”). The Company and the Consultant shall sometimes be referred to herein individually, as a “Party” and collectively, as the “Parties”.

WITNESSETH:

WHEREAS, the Company is in the business of developing and marketing esoteric cancer tests;

WHEREAS, the Consultant is a former executive of the Company and is experienced in providing legal and business counsel in laboratory related operations;

WHEREAS, the Company believes that the Consultant’s skills are beneficial to the Company; and

WHEREAS, the Company desires to retain the Consultant for (i) transition issues related to the Company’s probe operations and (ii) the pending claim related to the Massachusetts matter.

NOW, THEREFORE, in consideration of the mutual covenants and the premises herein set forth, the Company and the Consultant hereby agree as follows:

1. Consulting Relationship. During the Term (as defined herein), the Consultant will provide consulting services (the “Services”) to the Company as the Chairman of the Board of Directors of the Company may from time-to-time reasonably direct in accordance only with the two matters enumerated on Exhibit A appended hereto.

(a) Anything to the contrary notwithstanding, while the Consultant is not required hereunder to expend any specific number of hours in connection with his consultancy, the Consultant shall not be obligated to consult for more than One Hundred and Twenty-five hours (125) in the aggregate during the stated term, which includes travel time, portal to portal, approved by the Company in advance. Thereafter, should the threshold of 125 hours be met at any time during the term, and the parties wish to continue the arrangement contemplated by this agreement after the 125 hours have been expended, the Consultant shall be compensated at the rate of Four Hundred Dollars ($400.00) per hour, billable to the nearest tenth of an hour.

(b) The Consultant shall provide the Company with time records, including a reasonable explanation of the activity for which the Consultant expended the time, which shall be billed to the nearest tenth of an hour, within ten (10) business days of the close of each month.

2. Term. The term of this Agreement (the “Term”) shall begin on the date first set forth above and shall continue for one year unless the Consultant is terminated pursuant to Section 5 below. Following the expiration of the Term, all of the Company’s obligations under this Agreement shall automatically and immediately cease and terminate, except for its obligation to pay the Consultant compensation earned prior to the date of the termination and except as otherwise specifically provided in this Agreement.

3. Obligations of the Consultant. The Consultant shall perform the Services faithfully and to the best of the Consultant’s ability. The Consultant shall devote the time necessary to perform the Services, as reasonably determined by the Board of Directors of the Company; provided, however, that the Consultant shall be free to engage in outside activities that do not interfere with the performance of his duties under this Agreement.

4. Compensation. In consideration for the Services to be provided by the Consultant and other obligations, the Company agrees to provide compensation to the Consultant as follows:

(a) Cash Payments. During the Term, the Consultant shall receive $12,500 of compensation per calendar quarter payable on the last day of each calendar quarter. Unless otherwise agreed upon in writing by the Company, the Company’s maximum liability for all Services performed during the Term shall not exceed $50,000. The quarterly compensation of the Consultant shall be reviewed on a quarterly basis by the Board of Directors in its sole discretion, taking into consideration, among other things, the status of the projects on which the Consultant has provided assistance, and such other factors as the Board of Directors deems relevant.

(b) Reimbursement of Expenses. During the Term, the Company shall reimburse the Consultant for the Consultant’s reasonable business expenses, within twenty (20) days of submission to the Company, incurred in the performance of the Consultant’s duties under this Agreement; provided, however, that such expenses are verified by written receipts or invoices if and to the extent required by the Board of Directors. Expenses shall include, by way of example and not limitation, all travel expenses, including gas and tolls, food, lodging, and other transportation costs. Any air travel of over four (4) hours in duration, whether domestic or international, shall be at “business travel accommodations.”

(c) Fringe Benefits. The Consultant acknowledges and agrees that the Consultant will not be eligible for any Company employee benefits. To the extent the Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, the Consultant hereby expressly declines to participate in such Company employee benefits.

5. Termination. The Services shall be performed on an “at will” basis and this Agreement shall be terminable at any time by the Company or the Consultant, for any reason or for no reason, upon ten (10) days written notice. Nothing contained in this Agreement shall be interpreted or construed to create or imply any obligation of the Company to continue this Agreement for any particular length of time or duration and the Consultant acknowledges that no one has made any representations or assurances to the Consultant regarding the length or duration of his/her employment with the Company.

6. Payments upon Termination. If this Agreement is terminated pursuant to Section 5, the Consultant shall be entitled to receive a prorata portion of unpaid compensation for the calendar quarter. Upon Termination, such payment shall be payable to Consultant ten (10) days after Termination.

7. Independent Contractor. The Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a) Method of Provision of Services. The Consultant shall work from his residence or other place of business and shall not perform any services from the Company’s office location unless requested by the Chairman. The Consultant, while employed by the Company, executed a Proprietary Information and Invention Assignment Agreement attached to this Agreement as Exhibit B (the “Proprietary Information and Invention Assignment Agreement”). The Consultant agrees the Proprietary Information and Invention Assignment Agreement remains in full force and effect during the term of this Agreement.

(b) No Authority to Bind Company. The Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) Withholding; Indemnification. The Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to the Consultant, its partners, agents or its employees under this Agreement, and for compliance, with all applicable labor and employment requirements with respect to the Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any Federal immigration visa requirements. The Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to the Consultant or the Consultant’s partners, agents or its employees.

8. Consulting or Other Services for Competitors. The Consultant represents and warrants that the Consultant does not presently perform or intend to perform, during the Term, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit C attached hereto). If, however, the Consultant decides to do so, the Consultant agrees that, in advance of accepting such work, the Consultant will promptly notify the Company in writing, specifying the organization with which the Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Proprietary Information and Invention Assignment Agreement, the interests of the Company or further services which the Company might request of the Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

9. Insurance on Consultant. The Company shall be entitled to obtain and maintain, at the Company’s expense, key person life insurance on the life of the Consultant, naming the Company as the beneficiary of such policy. The Consultant agrees to cooperate with the Company and take all reasonable actions necessary to obtain such insurance, such as taking the usual and customary physical examinations and providing true and accurate personal, health related information for any application at no cost to the Consultant.

10. Proprietary Information and Invention Assignment Agreement. If there is any conflict between the terms of the Proprietary Information and Invention Assignment Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

11. Assignment. This Agreement is personal to each of the Parties, and neither Party may assign nor delegate any of that Party’s rights or obligations under this Agreement without first obtaining the written consent of the other Party, except that the Company may assign and delegate its rights and obligations under this Agreement to a legal successor to the Company or assignee whose management and ownership remains unchanged from that of the Company.

12. Notices. All notices required under this Agreement shall be given by personal delivery, facsimile, email or by mailing, via certified or registered mail, return receipt requested, addressed to the Company or to the Consultant as follows:

If to the Company to:

Cancer Genetics, Inc.

Attn: Chairman

201 Route 17 North, 2nd Floor

Rutherford, NJ 07675

Fax: (201) 263-1328

Email: chagantr@mskcc.org

If to the Consultant to:

Mr. Louis J. Maione

850 Park Avenue, 10B

New York, New York 10075

Email: louisjmaione3@gmail.com

If sent by mail, such notice shall be deemed to have been given on the date set forth on receipt of the registered or certified mail or upon the third day after mailing, whichever is earlier. Addresses may be changed only by giving written notice thereof, via registered or certified mail, to the other Party.

13. Expenses of Enforcement. In the event that any suit or legal proceeding is brought to enforce any provision of this Agreement, the prevailing Party in such suit or proceeding shall be entitled to receive all of such Party’s reasonable expenses, including reasonable attorneys’ fees and costs.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law rules to the contrary.

(b) Should any provision of this Agreement be held invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be enforceable to the fullest extent permitted at law or in equity.

(c) This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings, and agreements, whether written or oral concerning the subject matter hereof.

(d) This Agreement shall not be amended, altered, changed, modified, supplemented, or rescinded in any manner except by written agreement executed by both Parties expressly referring to this Agreement.

(e) Any one or more waivers of a breach of a covenant or condition by either Party shall not be construed as a waiver of a subsequent breach of the same covenant or condition.

(f) The rights and obligations under this Agreement shall survive the termination of the Consultant’s service to the Company in any capacity and shall be binding upon the Consultant and the successors and assigns of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.

CANCER GENETICS, INC.

By:	/s/ Raju S.K. Chaganti
Name: Raju S.K. Chaganti
Title: Chairman

CONSULTANT

/s/ Louis J. Maione
Louis J. Maione

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Consultant will provide consulting services as follows:

•

Assistance and consultation with regard to the international distribution of probes, including interfacing with all distributors, Techno genetics/Bouty personnel, professionals on behalf of Cancer Genetics Italia, S.r.l., where required, by management of the Company.

•

Legal Consultancy regarding the pending DOJ claim related to the operations of the Company laboratory when located in Massachusetts, including interfacing with Company counsel, the Company’s indemnity carriers, and the Board of Directors.

EXHIBIT B

PROPRIETARY INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

EXHIBIT C

LIST OF COMPANIES

EXCLUDED UNDER SECTION 8

         No conflicts

         Additional Sheets Attached

Signature of Consultant:	/s/ Louis J. Maione

Print Name of Consultant:	Louis J. Maione

Date:	June 10, 2010